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                     CONSULTING GROUP CAPITAL MARKETS FUNDS
                                 AMENDMENT NO. 6
                                       TO
                             MASTER TRUST AGREEMENT

         AMENDMENT NO. 6 to the Master Trust Agreement dated April 12, 1991 (the "Agreement") of Consulting Group Capital Markets Funds (the "Trust"), made as of the 30th day of June, 1998.


                                   WITNESSETH:

         WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees; and

        WHEREAS, the Trustees have the authority under Section 4.1 of the Agreement to issue shares in one or more Sub-Trusts (as defined in the Agreement) and to establish and designate such Sub-Trusts; and

        WHEREAS, on May 19, 1998, a majority of the Trustees voted to authorize the establishment of a new Sub-Trust to be designated "High Yield Investments" (in addition to Government Money Investments, Intermediate Fixed-Income Investments, Long-Term Bond Investments, Municipal Bond Investments, Mortgage Backed Investments, Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, Balanced Investments, International Fixed Income Investments, International Equity Investments and Emerging Markets Equity Investments; and

         WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 6 to the Agreement; and

         NOW THEREFORE, the Agreement is hereby amended as follows:

         1. The first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

         "Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub- Trusts, the Trustees hereby establish and designate the following Sub-Trusts: Government Money Investments, Intermediate Fixed-Income Investments, Long-Term Bond Investments, Municipal Bond Investments, Mortgage Backed Investments, Large Capitalization Growth

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Investments, Large Capitalization Value Equity Investments, Small Capitalization
Growth Investments, Small Capitalization Value Equity Investments, Balanced Investments, International Fixed Income Investments, International Equity Investments, Emerging Markets Equity Investments and High Yield Investments. The shares of such Sub-Trusts and any shares of any further Sub-Trusts that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust at the time of establishing and designating the same) have the following relative rights and preferences:"

         The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

         IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

                                    CONSULTING GROUP CAPITAL MARKETS FUNDS


                                    By:
                                       -----------------------------------------
                                    Name:  David A. Barnett
                                    Title: Assistant Secretary